Exhibit 16.1

[GC Alliance Limited Letterhead]

February 28, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: SKYSTAR BIO-PHARMACEUTICAL COMPANY
(FORMERLY THE CYBER GROUP NETWORK CORPORATION)
FILE REF. NO. 000-28153

We have read the statements made by Skystar Bio-Pharmaceutical Company (formerly The Cyber Group Network Corporation) which were provided to us and which we understand was filed with the Commission pursuant to Item 4.01 of Form 8-K, as part of the Company’s Current Report on Form 8-K dated February 27, 2006. We agree with the statements concerning our Firm in such Current Report on Form 8-K.

Very truly yours,

/s/ GC Alliance Limited

GC ALLIANCE LIMITED
Certified Public Accountants